----------------------------
                          UNITED STATES                     OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                                                    ----------------------------
                                                    OMB Number:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per response....14.90
                                                    ----------------------------


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                       Oxboro Medical International, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   691384 10 1
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)               Page 1 of 4 pages



CUSIP No. 691384 10 1                 13G                     Page 2 of 4 Pages


-------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry Rasmusson
           Social Security # ***-**-****
-------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
           N/A                                                         (b) |_|
-------------------------------------------------------------------------------
 3         SEC USE ONLY


-------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
-------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         532,770
              NUMBER OF
               SHARES          ------------------------------------------------
            BENEFICIALLY         6       SHARED VOTING POWER
              OWNED BY
                EACH                     6,693 (held in ESOP)
              REPORTING        ------------------------------------------------
               PERSON            7       SOLE DISPOSITIVE POWER
                WITH
                                         532,770
                               ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         6,693 (held in ESOP)
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           539,463
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.19%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           Individual (IN)
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 4 pages



                        AMENDMENT NO. 3 TO SCHEDULE 13-G


ITEM 1.         NAME AND ADDRESS OF ISSUER:

                Oxboro Medical International, Inc.
                13828 Lincoln Street N.E.
                Ham Lake, Minnesota  55304

ITEM 2.         NAME AND ADDRESS OF PERSON FILING:

        a.      Larry Rasmusson

        b.      13828 Lincoln Street N.E.
                Ham Lake, Minnesota  55304

        c.      United States of America

        d.      Common Stock, Par Value $0.01 Per Share

        e.      691384 10 1

ITEM 3.         RULE 13-3(b), or 13d-2(b):

                Not Applicable

ITEM 4.         OWNERSHIP:

        a.      Amount Beneficially Owned:                           539,463

        b.      Percent of Class:                                      20.19%

        c.      Number of Shares as to which such person has:

                (i)    sole power to vote or direct the vote         532,770

                (ii)   shared power to vote or to direct the vote      6,693*

                (iii)  sole power to dispose or to direct the
                       disposition of                                532,770

                (iv)   shared power to dispose or to direct the
                       disposition of                                  6,693*

                * held in ESOP


                               Page 3 of 4 pages


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                ANOTHER PERSON:

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                THE PARENT HOLDING COMPANY:

                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                GROUP:

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not Applicable

ITEM 10.        CERTIFICATION:

         By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 12, 1997
                                   -------------------------------------
                                   Date

                                   /s/ Larry Rasmusson
                                   -------------------------------------
                                   Signature
                                   Larry Rasmusson





                               Page 4 of 4 pages